# STATE OF NEVADA

**ROSS MILLER**
*Secretary of State*

**SCOTT W. ANDERSON**
*Deputy Secretary*
*for Commercial Recordings*

***Commercial Recordings Division***
*202 N. Carson Street*
*Carson City, NV 89701-4069*
*Telephone (775) 684-5708*
*Fax (775) 684-7138*

OFFICE OF THE
## SECRETARY OF STATE

DIANE D DALMY

NV

**Job:C20120926-2273**
September 26, 2012

**Special Handling Instructions:**
Email out 9-26-2012 designation. Ras

**Charges**

| Description | Document Number | Filing Date/Time | Qty | Price | Amount |
|---|---|---|---|---|---|
| Designation | 20120660379-16 | 9/26/2012 12:40:07 PM | 1 | $175.00 | $175.00 |
| 24 Hour Expedite | 20120660379-16 | 9/26/2012 12:40:07 PM | 1 | $125.00 | $125.00 |
| Total | | | | | $300.00 |

**Payments**

| Type | Description | Amount |
|---|---|---|
| Credit | 161011\|12092654271226 | $300.00 |
| Total | | $300.00 |

**Credit Balance:** $0.00

**Job Contents:**
File Stamped Copy(s): 1

DIANE D DALMY

NV

*150101*

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

| Filed in the office of | Document Number 20120660379-16 |
|---|---|
| Ross Miller Secretary of State State of Nevada | Filing Date and Time 09/26/2012 12:40 PM |
| | Entity Number E0470912009-0 |

# Certificate of Designation
(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

**Certificate of Designation For Nevada Profit Corporations**
**(Pursuant to NRS 78.1955)**

1. Name of corporation:

Citadel EFT Inc.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

Series B preferred stock, Series C preferred stock and Series D preferred stock with the respective powers, preferences, limitations, restrictive and relative rights as set forth on the attached Exhibit A.

3. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X

Signature of Officer

**Filing Fee: $175.00**

**IMPORTANT:** Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

*This form must be accompanied by appropriate fees.*

# DESIGNATIONS OF SERIES B PREFERRED STOCK

1) DESIGNATION. This class of stock of this Corporation shall be named and designated "SERIES B PREFERRED STOCK". It shall have 10 shares authorized at $0.00001 par value per share.

2) CONVERSION RIGHTS: There are no conversion rights associated to the SERIES B PREFERRED STOCK.

3) RANKING. The SERIES B PREFERRED STOCK shall rank on parity with the Corporation's Common Stock and any class or series of capital stock of the Corporation hereafter created, except the SERIES B PREFERRED STOCK, specifically ranking by its terms on parity with the SERIES B PREFERRED STOCK (the "Parity Securities"), in each case as to the distribution of assets upon liquidation, dissolution or winding up of the Corporation.

4) VOTING RIGHTS. If at least one share of SERIES B PREFERRED STOCK is issued and outstanding, then the total aggregate issued shares of SERIES B PREFERRED STOCK at any given time, regardless of their number, shall have voting rights equal to 2 times the sum of: i) the total number of shares of Common Stock which are issued and outstanding at the time of voting, plus ii) the total number of shares of any Preferred Stocks which are issued and outstanding at the time of voting. Each individual share of SERIES B PREFERRED STOCK will therefore have its proportional vote of the SERIES B PREFERRED STOCK as described under this subsection.

# CERTIFICATE OF DESIGNATIONS SERIES C PREFERRED STOCK

1. DESIGNATION. This class of stock of this Corporation shall be named and designated "Series C Preferred Stock". It shall have 30,000,000 shares authorized at $0.00001 par value per share.

2. DIVIDENDS. The holders of Series C Preferred Stock shall be entitled to receive dividends when, as and if declared by the Board of Directors, in its sole discretion.

3. LIQUIDATION RIGHTS. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any distribution or payment shall be made to the holders of any stock ranking junior to the Series C Preferred Stock, the holders of the Series C Preferred Stock shall be entitled to be paid out of the assets of the Corporation an amount equal to $1.00 per share or, in the event of an aggregate subscription by a single subscriber for Series C Preferred Stock in excess of $100,000, $0.997 per share (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) (the "Preference Value"), plus all declared but unpaid dividends, for each share of Series C Preferred Stock held by them. After the payment of the full applicable Preference Value of each share of the Series C Preferred Stock as set forth herein, the remaining assets of the Corporation legally available for distribution, if any, shall be distributed ratably to the holders of the Corporation's Common Stock.

4. CONVERSION AND ANTI-DILUTION.

(a) Each share of Series C Preferred Stock shall be convertible, at any time, and/or from time to time, into the number of shares of the Corporation's Common Stock, par value $0.00001 per share, equal to the price of the Series C Preferred Stock, divided by the par value of the Common Stock, subject to adjustment as may be determined by the Board of Directors from time to time (the "Conversion Rate"). For example, assuming a $2.50 price per share of Series C Preferred Stock, and a par value of $0.00001 per share for

Common Stock, each share of Series C Preferred Stock would be convertible into 250,000 shares of Common Stock. Such conversion shall be deemed to be effective on the business day (the "Conversion Date") following the receipt by the Corporation of written notice from the holder of the Series C Preferred Stock of the holder's intention to convert the shares of Series C Stock, together with the holder's stock certificate or certificates evidencing the Series C Preferred Stock to be converted.

(b) Promptly after the Conversion Date, the Corporation shall issue and deliver to such holder a certificate or certificates for the number of full shares of Common Stock issuable to the holder pursuant to the holder's conversion of Series C Preferred Shares in accordance with the provisions of this Section. The stock certificate(s) evidencing the Common Stock shall be issued with a restrictive legend indicating that it was issued in a transaction exempt from registration under the Securities Act, and that it cannot be transferred unless it is so registered, or an exemption from registration is available, in the opinion of counsel to the Corporation. The Common Stock shall be issued in the same name as the person who is the holder of the Series C Preferred Stock unless, in the opinion of counsel to the Corporation, such transfer can be made in compliance with applicable securities laws. The person in whose name the certificate(s) of Common Stock are so registered shall be treated as a holder of shares of Common Stock of the Corporation on the date the Common Stock certificate(s) are so issued.

All shares of Common Stock delivered upon conversion of the Series C Preferred Shares as provided herein shall be duly and validly issued and fully paid and non-assessable. Effective as of the Conversion Date, such converted Series C Preferred Shares shall no longer be deemed to be outstanding and all rights of the holder with respect to such shares shall immediately terminate except the right to receive the shares of Common Stock issuable upon such conversion.

(c) The Corporation covenants that, within 45 days of receipt of a conversion notice from any holder of shares of Series C Preferred Stock wherein which such conversion would create more shares of Common Stock than are authorized, the Corporation will increase the authorized number of shares of Common Stock sufficient to satisfy such holder of shares of Series C submitting such conversion notice.

(d) Shares of Series C Preferred Stock are anti-dilutive to reverse splits, and therefore in the case of a reverse split, are convertible to the number of Common Shares after the reverse split as would have been equal to the ratio established prior to the reverse split. The conversion rate of shares of Series C Preferred Stock, however, would increase proportionately in the case of forward splits, and may not be diluted by a reverse split following a forward split.

5. VOTING RIGHTS. Each share of Series C Preferred Stock shall have ten votes for any election or other vote placed before the shareholders of the Corporation.

6. PRICE.

(a) The initial price of each share of Series C Preferred Stock shall be $2.50.

(b) The price of each share of Series C Preferred Stock may be changed either through a majority vote of the Board of Directors through a resolution at a meeting of the Board, or through a resolution passed at an Action Without Meeting of the unanimous Board, until such time as a listed secondary and/or listed public market develops for the shares.

7. LOCK-UP RESTRICTIONS ON CONVERSION. Shares of Series C Preferred Stock may not be converted into shares of Common Stock for a period of: a) six (6) months after purchase, if the Company voluntarily or involuntarily files public reports pursuant to Section 12 or 15 of the Securities Exchange Act of 1934; or b) twelve (12) months if the Company does not file such public reports.

## CERTIFICATE OF DESIGNATIONS SERIES D PREFERRED STOCK

1. DESIGNATION. This class of stock of this Corporation shall be named and designated "Series D Preferred Stock". It shall have 18,000,000 shares authorized at $0.00001 par value per share.

2. DIVIDENDS. The holders of Series D Preferred Stock shall be entitled to receive dividends when, as and if declared by the Board of Directors, in its sole discretion.

3. LIQUIDATION RIGHTS. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any distribution or payment shall be made to the holders of any stock ranking junior to the Series D Preferred Stock, the holders of the Series D Preferred Stock shall be entitled to be paid out of the assets of the Corporation an amount equal to $1.00 per share or, in the event of an aggregate subscription by a single subscriber for Series D Preferred Stock in excess of $100,000, $0.997 per share (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) (the "Preference Value"), plus all declared but unpaid dividends, for each share of Series D Preferred Stock held by them. After the payment of the full applicable Preference Value of each share of the Series D Preferred Stock as set forth herein, the remaining assets of the Corporation legally available for distribution, if any, shall be distributed ratably to the holders of the Corporation's Common Stock.

4. CONVERSION AND ANTI-DILUTION.

(a) Each share of Series D Preferred Stock shall be convertible, at any time, and/or from time to time, into the number of shares of the Corporation's Common Stock, par value $0.00001 per share, equal to the price of the Series D Preferred Stock, divided by the par value of the Common Stock, subject to adjustment as may be determined by the Board of Directors from time to time (the "Conversion Rate"). For example, assuming a $4.00 price per share of Series D Preferred Stock, and a par value of $0.00001 per share for Common Stock, each share of Series D Preferred Stock would be convertible into 400,000 shares of Common Stock. Such conversion shall be deemed to be effective on the business day (the "Conversion Date") following the receipt by the Corporation of written notice from the holder of the Series D Preferred Stock of the holder's intention to convert the shares of Series D Stock, together with the holder's stock certificate or certificates evidencing the Series D Preferred Stock to be converted.

(b) Promptly after the Conversion Date, the Corporation shall issue and deliver to such holder a certificate or certificates for the number of full shares of Common Stock issuable to the holder pursuant to the holder's conversion of Series D Preferred Shares in accordance with the provisions of this Section. The stock certificate(s) evidencing the Common Stock shall be issued with a restrictive legend indicating that it was issued in a transaction exempt from registration under the Securities Act, and that it cannot be transferred unless it is so registered, or an exemption from registration is available, in the opinion of counsel to the Corporation. The Common Stock shall be issued in the same name as the person who is the holder of the Series D Preferred Stock unless, in the opinion of counsel to the Corporation, such transfer can be made in compliance with applicable securities laws. The person in whose name the certificate(s) of Common Stock are so registered shall be treated as a holder of shares of Common Stock of the Corporation on the date the Common Stock certificate(s) are so issued.

All shares of Common Stock delivered upon conversion of the Series D Preferred Shares as provided herein shall be duly and validly issued and fully paid and non-assessable. Effective as of the Conversion Date, such converted Series D Preferred Shares shall no longer be deemed to be outstanding and all rights of the holder with respect to such shares shall immediately terminate except the right to receive the shares of Common Stock issuable upon such conversion.

(c) The Corporation covenants that, within 45 days of receipt of a conversion notice from any holder of shares of Series D Preferred Stock wherein which such conversion would create more shares of Common Stock than are authorized, the Corporation will increase the authorized number of shares of Common Stock sufficient to satisfy such holder of shares of Series D submitting such conversion notice.

(d) Shares of Series D Preferred Stock are anti-dilutive to reverse splits, and therefore in the case of a

reverse split, are convertible to the number of Common Shares after the reverse split as would have been equal to the ratio established prior to the reverse split. The conversion rate of shares of Series D Preferred Stock, however, would increase proportionately in the case of forward splits, and may not be diluted by a reverse split following a forward split.

5. VOTING RIGHTS. Each share of Series D Preferred Stock shall have ten votes for any election or other vote placed before the shareholders of the Corporation.

6. PRICE.

(a) The initial price of each share of Series D Preferred Stock shall be $4.00

(b) The price of each share of Series D Preferred Stock may be changed either through a majority vote of the Board of Directors through a resolution at a meeting of the Board, or through a resolution passed at an Action Without Meeting of the unanimous Board, until such time as a listed secondary and/or listed public market develops for the shares.

7. LOCK-UP RESTRICTIONS ON CONVERSION. Shares of Series D Preferred Stock may not be converted into shares of Common Stock for a period of: a) six (6) months after purchase, if the Company voluntarily or involuntarily files public reports pursuant to Section 12 or 15 of the Securities Exchange Act of 1934; or b) twelve (12) months if the Company does not file such public reports.